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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 10, 1996, is made and entered into by and between Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), and Marcus Bender, an individual resident of the State of Hawaii ("Employee"). This Agreement shall become effective (the "Effective Date") concurrently with, and conditioned upon, the closing of a proposed offering of Units by the Company, as more fully described in that certain Confidential Private Offering Memorandum of the Company, dated September 6, 1996:

     WHEREAS, the Company desires to employ Employee as the Company's President and Chief Executive Officer, and the Employee desires to be employed by the Company in such capacity, all on the terms set forth herein; and

     WHEREAS, Employee has the experience, knowledge and abilities necessary to enable him to perform his obligations hereunder;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Duties.

     (a) Within the limitations established by the Company's Bylaws and its Board of Directors ("the Board"), Employee shall have each and all of the duties and responsibilities of the President and Chief Executive Officer of the Company as those duties may from time to time be established by the Board. It is also anticipated that Employee shall be nominated to serve as a director of the Company throughout the term of this Agreement. Employee shall not be entitled to receive any additional compensation for such service as a director, except to the extent otherwise determined by the Board.

     (b) Employee shall devote his full time and best efforts to the performance of his duties hereunder and to the advancement of the interests of the Company and shall not, without the express prior written consent of the Board, or the Chairman, render directly or indirectly to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation, or engage in

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any other activity that would in any manner whatsoever compete with the Company, be adverse to any interests of the Company, and/or in any manner whatsoever interfere with the proper performance of Employee's duties and responsibilities to the Company hereunder. The foregoing notwithstanding, Employee shall be entitled to serve as President of Bender Consulting, Inc. ("BCI") so long as any services rendered by Employee on behalf of BCI are not performed during normal working hours and do not otherwise interfere with Employee's performance of his duties hereunder and so long as the operations of BCI are not competitive with those of the Company. In addition, nothing herein shall be deemed to preclude or prohibit Employee from performing services within the civic community including, without limitation, serving on boards of civic groups, so long as such services do not interfere with Employee's performance of his duties hereunder.

     2. Term. Unless earlier terminated as provided in Section 8 hereof, Employee's employment hereunder (the "Employment") shall extend for a term of five years; provided, however, that the Employment shall automatically be extended for an additional year (as so extended, the "Term"), and thereafter from year to year, on the same terms and conditions as are then existing as of the extension date, unless either party, in its sole discretion, shall have given written notice of termination to the other party not less than 90 days prior to the end of the then current term.

     3. Salary. During the first three years of the Term, Employee shall be entitled to receive an annual salary of $150,000, payable in equal installments on the Company's regular payroll dates. Thereafter, Employee's salary hereunder shall be adjusted upwards (but not downwards) to reflect any changes in the cost of living, based upon changes in the Consumer Price Index in Hawaii.

     4. Bonus. During each year of the Term, Employee shall be eligible to receive a bonus of up to $100,000 based upon the achievement by the Company of certain performance goals to be established by the Board, in its discretion, during the first quarter of each year of the Term. Any such bonus shall be payable by the Company in two equal installments not later than April 1 and June 1 following the end of the year in which earned.

     5. Option Grant. On the Effective Date, the Company shall grant to Employee employee stock options to purchase an aggregate of 150,000 shares of common stock of the Company, all on the terms and conditions (including vesting provisions) set forth in that certain Option Agreement of even date herewith

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between Employee and the Company, a copy of which is attached hereto as Exhibit
A.

     6. Expenses. The Company shall pay or reimburse Employee for all usual, reasonable and necessary expenses paid or incurred by him in the performance of his duties hereunder, subject to receipt by the Company of appropriate documentary proof of such expenditures and to the right of the Company at any time to place reasonable limitations on expenses thereafter to be incurred or reimbursed; provided, however, that Employee may not incur any expense or related group of expenses in excess of $25,000 in the aggregate without the express prior written consent of the Board.

     7. Employee Benefits. Employee shall be entitled to an automobile allowance of $600 per month plus the actual cost of his automobile insurance. Employee shall also be entitled to participate in and receive any and all benefits pursuant to any benefit programs maintained by the Company during the Term that are generally available to other senior executives of the Company including, without limitation, participation in any life insurance, hospital, surgical, medical or other group health and accident benefit plans. In addition, Employee shall be entitled to participate in all profit sharing, pension, bonus or retirement plans of the Company as may be in existence during the Term in accordance with their respective terms and provisions, but, to the extent participation or the amount of participation is in the discretion of the Board or any committee thereof, Employee's participation shall likewise be solely in such discretion. Employee shall be entitled to four weeks' paid vacation during each year of the Term.

     8. Termination.

     (a) The Employment may be terminated by the Company prior to the end of its then current Term upon notice to Employee at any time For Cause (as hereinafter defined). The Employment shall also terminate automatically upon Employee's death or permanent disability (as defined pursuant to the Company's long-term disability insurance policy as then in effect). If the Company terminates the Employment For Cause, or if the Employment terminates automatically upon Employee's death or permanent disability, the Company shall have no further obligation to Employee under this Agreement, except the obligation to pay Employee all salary and benefits accrued through the effective date of such termination including, in the case of death or permanent disability, any benefits to which Employee may be entitled under long-term disability or other insurance programs maintained by the Company (collectively, "Termination Benefits").

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     (b) For purposes hereof, the term "For Cause" means (i) the conviction of
Employee of (or plea of nolo contendere to) a felony or any crime involving moral turpitude, (ii) any embezzlement or intentional misappropriation by Employee of any assets of the Company (which for this purpose shall not include the incurrence of any business expense by Employee in good faith in the performance of his duties hereunder), or (iii) gross negligence by Employee in the performance of his duties hereunder, but does not mean the Company's disagreement with any lawful action undertaken by Employee in the good faith exercise of his business judgment, subject to the reasonable directives of the Board.

     (c) Subject to receipt of all Termination Benefits then due, for a period of thirty (30) days following any termination of Employee's employment hereunder, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee's work on behalf of the Company and the orderly transfer of all pending work and Employee's duties and responsibilities to such other person or persons as may be designated by the Company, in its sole discretion. Upon any termination of Employee's employment hereunder, Employee shall immediately deliver to the Company any and all of the Company's property of any kind or nature whatsoever in Employee's possession, custody or control, including, without limitation, any and all Confidential Information (as defined in Section 9 hereof).

     9. Confidential Information.

     (a) Employee recognizes, acknowledges and agrees that as a result of or in connection with the Employment, he will have access to and obtain certain Confidential Information (as hereinafter defined), relating to the Company's business and not generally known to the public or to the Company's competitors. Employee recognizes, acknowledges and agrees that the Confidential Information constitutes a valuable, special and unique asset of the Company, access to and knowledge of which is essential to the performance of Employee's duties. Employee specifically agrees that, except as directed by the Board, Employee will not at any time during or for a period of five years after any termination of the Employment, use or disclose any Confidential Information to any person whomsoever for any purpose other than for the benefit of the Company.

     (b) For purposes hereof, the term "Confidential Information" means any and all marketing surveys; marketing programs; compensation arrangements; customer lists; contact lists; agency lists; agency agreements; pricing information; sources of customers' business plans, projections or prospects;

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actual and/or projected expenses; actual and/or projected revenues; actual and/or projected profits; research or experimental work; data; lists; files; notes; books; records; drawings and any and all other documents, work products and/or materials and other information of the Company or its clients or customers of a confidential, proprietary or secret nature which is or may be applicable to or related in any way to the business of the Company or its clients or customers.

     10. Covenant Not to Compete. In partial consideration for his Employment hereunder, Employee hereby covenants and agrees that he will not, directly or indirectly, whether for his own account or as a stockholder, investor, director, officer, employee, consultant or other agent of or to any person or entity, other than the Company or any affiliate thereof designated by the Board, engage or participate in any bottled water business in any State or county within the United States in which the Company is then carrying on its business for a period of two years following any termination (or nonrenewal) of this Agreement.

     11. Injunctive Relief. The parties hereto agree that in the event of the breach of Section 9 or 10 of this Agreement by Employee, monetary damages alone would not be an adequate remedy to the Company for the injury that would result from such breach, and that the Company shall be entitled, at any time after any such breach, to immediately obtain injunctive relief prohibiting any further breach of this Agreement. Employee further agrees that any such injunctive relief obtained by the Company shall be in addition to monetary damages.

     12. Waiver of Modification. Any waiver, alteration or modifications of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     13. Successors and Assigns: Entire Agreement. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of, and be binding upon any successor or assign of the parties hereto. This Agreement and the Option Agreement attached hereto constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, amendments, memoranda representations or understandings, whether written or oral, with respect to the subject matter hereof between the Company and Employee.

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     14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to the conflicts of law provisions thereof.

     15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent via facsimile, with conformation of receipt, by registered, certified or express mail, postage and fees prepaid, in the case of the Company, to the then-current address of its then principal office and, in the case of Employee, to the then-current address of his office of employment hereunder or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

     16. Descriptive Headings. The descriptive headings for the paragraphs in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     17. Negotiated Agreement. This Agreement reflects the negotiations of both parties hereto. The language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied.

     18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and same Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

                              HAWAIIAN NATURAL WATER COMPANY, INC.

                              By: /s/ Tate Robinson
                                  ------------------------------------
                                      Tate Robinson, Vice President

                                /s/ Marcus Bender
                              ------------------------------------
                                  Marcus Bender



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